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                                                             Exhibit 99.CODE ETH

                     THE NEW AMERICA HIGH INCOME FUND, INC.

                   CODE OF ETHICS FOR PRINCIPAL EXECUTIVE AND
                            SENIOR FINANCIAL OFFICERS

I. COVERED OFFICERS/PURPOSE OF THE CODE

This code of ethics (this "Code") for The New America High Income Fund, Inc. ("Fund") applies to the Fund's Principal Executive Officer, Principal Financial Officer/Chief Financial Officer, Principal Accounting Officer, Vice President, Treasurer and Manager of Accounting and Compliance (the "Covered Officers" each of whom are set forth in Exhibit A) for the purpose of promoting:

   - honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

   - full, fair, accurate, timely and understandable disclosure in reports and documents that a registrant files with, or submits to, the Securities and Exchange Commission ("SEC") and in other public communications made by the Fund;

   -  compliance with applicable laws and governmental rules and regulations;

   - the prompt internal reporting of violations of the Code to an appropriate person or persons identified in the Code; and

   -  accountability for adherence to the Code.

Each Covered Officer should adhere to a high standard of business ethics and should be sensitive to situations that may give rise to actual as well as apparent conflicts of interest.

II. COVERED OFFICERS SHOULD HANDLE ETHICALLY ACTUAL AND APPARENT CONFLICTS OF INTEREST

OVERVIEW. A "conflict of interest" occurs when a Covered Officer's private interest interferes with the interests of, or his service to, the Fund. For example, a conflict of interest would arise if a Covered Officer, or a member of his family, receives improper personal benefits as a result of his position with the Fund.

Certain conflicts of interest arise out of the relationships between Covered Officers and the Fund and already are subject to conflict of interest provisions in the Investment Company Act of 1940 ("Investment Company Act"). For example, Covered Officers may not individually engage in certain transactions (such as the purchase or sale of securities or other property) with the Fund because of their status as "affiliated persons" of the Fund. The Fund's compliance programs and procedures are designed to prevent, or identify and correct, violations of these provisions. This Code does not, and is not

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intended to, repeat or replace these programs and procedures, and such conflicts fall outside of the parameters of this Code.

Other conflicts of interest are covered by the Code, even if such conflicts of interest are not subject to provisions in the Investment Company Act. The following list provides examples of conflicts of interest under the Code, but Covered Officers should keep in mind that these examples are not exhaustive.

The overarching principle is that the personal interest of a Covered Officer should not be placed improperly before the interest of the Fund.

Each Covered Officer must not:

   - use his personal influence or personal relationships improperly to influence investment decisions or financial reporting by the Fund whereby the Covered Officer would benefit personally to the detriment of the Fund; and

   - cause the Fund to take action, or fail to take action, for the individual personal benefit of the Covered Officer rather than the benefit the Fund;

   - retaliate against any other Covered Officer or any employee of the Fund's investment adviser or their affiliated persons for reports made in good faith of potential violations.

There are some conflict of interest situations that should always be discussed with the AUDIT AND NOMINATING COMMITTEE CHAIRMAN if material. Examples of these include:

   - service as a director on the board of any company that files periodic reports with the SEC;

   -  the receipt of any gifts in excess of $100;

   - the receipt of any entertainment from any company with which the Fund has current or prospective business dealings unless such entertainment is business-related, reasonable in cost, appropriate as to time and place, and not so frequent as to raise any question of impropriety;

   - any ownership interest in, or any consulting or employment relationship with, any of the Fund's service providers; and

   - a direct or indirect financial interest in commissions, transaction charges or spreads paid by the Fund for effecting portfolio transactions or for selling or redeeming shares other than an interest arising from the Covered Officer's employment, such as compensation or equity ownership.

III. DISCLOSURE AND COMPLIANCE

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      Each Covered Officer should:

   - familiarize himself with the disclosure requirements generally applicable to the Fund;

   - not knowingly misrepresent, or cause others to misrepresent, facts about the Fund to others, whether within or outside the Fund, including the Fund's Directors and independent accountants, and to governmental regulators and self-regulatory organizations;

   - to the extent appropriate within the Covered Officer's area of responsibility, consult with other officers and employees of the Fund's investment adviser with the goal of promoting full, fair, accurate, timely and understandable disclosure in the reports and documents the Fund files with, or submits to, the SEC and in other public communications made by the Fund; and

   - to the extent appropriate given the Covered Officer's scope of responsibility, assume responsibility for promoting compliance with the standards and restrictions imposed by applicable laws, rules and regulations.

IV. REPORTING AND ACCOUNTABILITY

Each Covered Officer must:

   - report at least annually a list of affiliations or other relationships related to conflicts of interest in response to the Fund's annual Directors and Officers Questionnaire;

   - upon adoption of the Code, including amendments to the Code (or thereafter as applicable, upon becoming a Covered Officer), affirm in writing to the Directors that the Covered Officer has received, read and understands the Code;

   - annually thereafter affirm to the Directors that the Covered Officer has complied with the requirements of the Code; and

   - notify the Audit and Nominating Committee Chairman promptly if the Covered Officer knows of any violation of this Code. Failure to do so is itself a violation of this Code.

The Audit and Nominating Committee Chairman is responsible for applying this Code to specific situations in which questions are presented under it and has the authority to interpret this Code in any particular situation. However, any approvals or waivers sought by the a Covered Officer will be considered by the Independent Directors (the "Committee").

The Fund will follow these procedures in investigating and enforcing this Code:

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   -  the Audit and Nominating Committee Chairman is responsible for identifying and documenting "waivers" and "implicit waivers";

   - the Audit and Nominating Committee Chairman will take all appropriate action to investigate any potential violations reported to Audit and Nominating Committee Chairman;

   - if, after investigating a potential violation, the Audit and Nominating Committee Chairman believes that no violation has occurred, the Audit and Nominating Committee Chairman is not required to take any further action;

   - any matter that the Audit and Nominating Committee Chairman believes is a violation will be reported to the Committee;

   - if the Committee concurs that a violation has occurred, it will make a recommendation to the Directors, which will consider appropriate action, which may include review of, and appropriate modifications to, applicable policies and procedures; or a recommendation to dismiss the Covered Officer;

   -  the Committee will be responsible for granting waivers, as appropriate;
      and

   - any changes to or waivers of this Code will, to the extent required, be disclosed as provided by SEC rules currently in effect.

V. OTHER POLICIES AND PROCEDURES

This Code shall be the sole code of ethics adopted by the Fund for purposes of
Section 406 of the Sarbanes-Oxley Act and the rules and forms applicable to registered investment companies thereunder. Insofar as other policies or procedures of the Fund, govern or purport to govern the behavior or activities of the Covered Officers who are subject to this Code, they are superseded by this Code to the extent that they conflict with the provisions of this Code. The Fund's code of ethics under Investment Company Act Rule 17j-1 is a separate requirement applying to the Covered Officers and others, and is not part of this Code.

VI. AMENDMENTS

Any material changes to this Code, other than amendments to Exhibit A, must be approved by a majority vote of the Directors, including a majority of Independent Directors. Any non-material changes to this Code, other than amendments to Exhibit A, must be ratified by a majority vote of the Directors, including a majority of Independent Directors.

VII. CONFIDENTIALITY

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All reports and records prepared or maintained pursuant to this Code will be considered confidential and shall be maintained and protected accordingly. Except as otherwise required by law or this Code, such matters shall not be disclosed to anyone other than the Board of Directors and its counsel, including counsel for the Independent Directors.

VIII. INTERNAL USE

The Code is intended solely for the internal use by the Fund and does not constitute an admission, by or on behalf of the Fund, as to any fact, circumstance, or legal conclusion.


Effective Date:  December 18, 2003

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                                    EXHIBIT A
                                COVERED OFFICERS


Robert F. Birch             President and Principal Executive Officer

Ellen E. Terry              Principal Financial Officer and Principal Accounting
                            Officer

Ellen E. Terry              Vice President and Treasurer

Paul E. Saidnawey           Manager of Accounting and Compliance

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